Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BELLRING INTERMEDIATE HOLDINGS, INC.

BellRing Intermediate Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) was incorporated under the name “BellRing Brands, Inc.” by the filing of its original Certificate of Incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on March 20, 2019. The Original Certificate of Incorporation was amended and restated by the Amended and Restated Certificate of Incorporation, dated as of October 21, 2019, which was further amended on March 10, 2022 (as amended, the “Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”). The Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE ONE

The name of the corporation is BellRing Intermediate Holdings, Inc. (the “Corporation”).

ARTICLE TWO

The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the Corporation’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is one hundred (100) shares, which will be designated common stock, par value $0.01 per share (the “Common Stock”). Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), all of the shares of Class A Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall collectively be reclassified into one hundred (100) issued and outstanding, fully paid and nonassessable shares of Common Stock automatically and without any action required on the part of the Corporation or any holder thereof.

ARTICLE FIVE

The number of directors of the Corporation shall be such as fixed by, or in the manner provided in, the Bylaws of the Corporation (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Corporation (the “Board”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board.

ARTICLE SEVEN

A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval of the stockholders of this Article Seven, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, so as amended.

Any amendment, repeal or modification of this Article Seven, or the adoption of any provision of this Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) inconsistent with this Article Seven, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE EIGHT

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article Eight, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eight, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE NINE

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of the State of Delaware and of this Certificate of Incorporation.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ARTICLE ELEVEN

This Amended and Restated Certificate of Incorporation shall become effective at 4:05 p.m. Eastern Time on March 10, 2022.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of BellRing Intermediate Holdings, Inc., has been duly executed by an authorized officer on this 10th day of March, 2022.

By:	/s/ Craig L. Rosenthal
Name: Craig L. Rosenthal
Title: Senior Vice President and Secretary

[Signature Page to Amended and Restated Certificate of Incorporation

of BellRing Intermediate Holdings, Inc.]